UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

885 Third Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

          On November 4, 2014, the Registrant’s wholly-owned subsidiary, Muriel Siebert & Co., Inc. (“MS&Co”), entered an Asset Purchase Agreement (the “Purchase Agreement”) with Siebert Brandford Shank Financial, L.L.C. (“SBSF”) and Siebert, Brandford, Shank & Co., L.L.C. (“SBS”), pursuant to which MS&Co sold substantially all of the assets relating to its capital markets business to SBSF. MS&Co owns 49% of the outstanding membership interests of SBSF. SBSF owns all of the outstanding membership interests in SBS, which is a registered broker-dealer that provides municipal underwriting and financial advisory services to state and local governments. Pursuant to the Purchase Agreement, SBSF will assume post-closing liabilities relating to the transferred business.

          The Purchase Agreement provides for an aggregate purchase price for the disposition of $3,000,000, payable by SBSF after closing in annual installments commencing on March 1, 2016 and continuing on each of March 1, 2017, 2018, 2019 and 2020. The amount payable on each annual payment date will equal 50% of the net income attributable to the transferred business recognized by SBS in accordance with GAAP during the fiscal year ending immediately preceding the applicable payment date; provided that, if net income attributable to the transferred business generated prior to the fifth annual payment date is insufficient to pay the remaining balance of the purchase price in full on the fifth annual payment date, then the unpaid amount of the purchase price will be payable in full on March 1, 2021.

Item 2.01 Completion of Acquisition or Disposition of Assets.

          On November 4, 2014, the Registrant completed the disposition of assets relating to its capital markets business pursuant to the Purchase Agreement referenced in Item 1.01, above.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement, dated as of November 3, 2014, by and among, Muriel Siebert & Co., Inc., Siebert Brandford Shank Financial, L.L.C. and Siebert, Brandford, Shank & Co., L.L.C.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2014

	By:	/s/ Joseph M. Ramos, Jr.

Joseph M. Ramos, Jr.
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary